Exhibit 99.1

News Release

Torchmark Corporation	• 2001 Third Avenue South	• Birmingham, Alabama 35233

Contact: Joyce Lane	972-569-3627	NYSE Symbol: TMK

TORCHMARK ELECTS NEW CHIEF EXECUTIVE OFFICER

Birmingham, Alabama, August 2, 2005–Torchmark Corporation (NYSE: TMK) announced today that the Board of Directors elected Mark S. McAndrew to the position of Chief Executive Officer, effective immediately. At the time of this election, Mr. McAndrew held the position of Chairman of Insurance Operations at Torchmark. C.B. Hudson, who previously held the position of Chairman of the Board and Chief Executive Officer, will remain Chairman of the Board.

Mr. McAndrew, 52, joined Torchmark’s subsidiary Globe Life in 1980 and subsequently held various executive positions with Torchmark subsidiaries. He was elected to the Torchmark Board of Directors in 1998, Executive Vice President of Torchmark in 1999 and Chairman of Insurance Operations in 2003.

A native of Iowa and a graduate of the University of Missouri, Mr. McAndrew and his family reside in McKinney, Texas.

Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Torchmark has several nationally recognized insurance subsidiaries. Globe Life And Accident is a direct-response provider of life insurance known for its administrative efficiencies. American Income Life provides individual life insurance to labor union members. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American has been a provider of Medicare supplement health insurance since 1966.

For additional information contact:	Joyce Lane
Vice President, Investor Relations
Phone: 972/569-3627
FAX: 972/569-3282
jlane@torchmarkcorp.com
Website: www.torchmarkcorp.com